U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2005

VIRAL GENETICS, INC.
(Exact name of registrant as specified in its charter)

000-26875
(Commission File No.)

Delaware	33-0814123
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

1321 Mountain View Circle, Azusa, CA 91702
(Address of principal executive offices)

(626) 334-5310
(Registrant’s telephone number)

Not Applicable
(Former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 3.02     Unregistered Sales of Equity Securities

On December 5, 2005 Viral Genetics, Inc. (the “Company”) completed the sale of 2,800,000 shares of common stock and warrants to purchase an additional 2,800,000 shares at a price of $0.45 that are exercisable for a term of three years to nine private investors for $700,000 in cash. As a result of these transactions, the number of shares sold by the Company since the last report of unregistered sales of securities exceeded five percent of the outstanding shares and triggered the obligation to file this report. All of these shares and warrants were sold in offshore transaction in reliance on Regulation S adopted under the Securities Act of 1933, and the Company paid $37,000 in cash and agreed to issue 140,000 shares of common stock to the person who introduced the Company to the investors. On November 8, 2005, the Company sold 166,453 shares of common stock to an individual for $24,968 in cash in reliance on Regulation S.

On November 7, 2005, the Company sold 555,555 shares of common stock and warrants to purchase an additional 555,555 shares at a price of $0.30 that are exercisable for a term of three years to an individual for $100,000 in cash. Subject to certain exceptions, the Company agreed to register the shares of common stock sold and common stock underlying the warrants under any registration statement filed by the Company to register shares to be offered for the account of the Company or other selling shareholders. One of the exceptions is that the Company is not obligated to include the shares in any registration statement filed to register securities of the Company offered and sold in a financing transaction involving the sale of Company securities where the underwriter of the transaction or, if there is no underwriter, the Company, reasonably determines in good faith that the inclusion of the shares would materially negatively affect the financing transaction.

On November 8, 2005, the Company sold 55,555 shares of common stock to an individual for $10,000 in cash. In October and November 2005, the Company issued 245,100 shares to GxP BioPharm LLC, a consultant upon exercise of options for cash of $2,451.

Pursuant to a placement agency agreement with Stonegate Securities, Inc., the Company issued to the three principals of Stonegate Securities 200,000 shares of common stock in October 2005, and is obligated to issue an additional 200,000 shares of common stock to the principals of Stonegate Securities in December 2005. The shares were and will be issued as compensation for services in reviewing and analyzing the Company with a view to assisting the Company in raising capital.

Pursuant to a publication agreement with Imperial Consulting Network Inc. the Company issued to Imperial Consulting Network 300,000 shares of common stock in October 2005 and an additional 500,000 shares of common stock in December 2005. The shares were issued as compensation for publication, investor relations, and related services.

Pursuant to an agreement for analysis and preparation of a report on the Company with Institutional Analyst Holdings, Inc., the Company issued to Institutional Analyst Holdings 250,000 shares of common stock in October 2005. The shares were issued as compensation for agreeing to conduct the analysis of the Company and prepare a report, as well as continued coverage for a period of one year.

2

Except for the offshore transactions described in the first paragraph, the offers and sales of securities described above were made in reliance on the exemption from registration set forth in Section 4(2) of the Securities Act of 1933 and/or Rule 506 of Regulation D. Each of the investors represented that it is an “accredited” investor within the meaning of Rule 501 adopted under the Securities Act of 1933. Except as noted above for the offshore transactions, no commission was paid to any person in connection with effecting the transactions.

Item 9.01       Financial Statements and Exhibits

Copies of the following documents are included as exhibits to this report pursuant to Item 601 of Regulation S-B.

SEC Ref. No.	Description of Document

10.1	Form of Securities Purchase Agreement for offering closed December 5, 2005

10.2	Form of Common Stock Purchase Warrant for offering closed December 5, 2005
10.3	Securities Purchase Agreement dated November 7, 2005
10.4	Subscription Agreement dated November 7, 2005
10.5	Warrant dated November 7, 2005
10.6	Registration Rights Agreement dated November 7, 2005

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRAL GENETICS, INC.

Dated: December 8, 2005	By:	/s/ Haig Keledjian
Haig Keledjian, President